Exhibit 107

Calculation of Filing Fee Tables

Form F-1/A
(Form Type)

Brookfield Business Corporation (Exact Name of Registrant as Specified in its Charter)	Brookfield Business Partners (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Class A Exchangeable Subordinate Voting Shares of Brookfield Business Corporation	Rule 457(f)	(1)	N/A	$1,993,000,000		$109.10 per $1,000,000	$217,436.30
Fees Previously Paid	Limited Partnership Interests	Limited Partnership Interests of Brookfield Business Partners L.P.		(3)	N/A	$--	(5)		$--	(5)
Fees Previously Paid	Limited Partnership Interests	Limited Partnership Interests of Brookfield Business Partners L.P.		(4)	N/A	$--	(5)		$--	(5)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,993,000,000			$217,436.30
	Total Fees Previously Paid								$217,436.30
	Total Fee Offsets
	Net Fee Due								$0

(1)	Represents an aggregate of up to 74,000,000 class A exchangeable subordinate voting shares, no par value (“exchangeable shares”), of Brookfield Business Corporation (the “company”), consisting of up to 39,000,000 exchangeable shares, which will be distributed (the “special distribution”) to the holders of limited partnership units (“units”) of Brookfield Business Partners L.P. (the “partnership”) and up to an additional 35,000,000 exchangeable shares to be issued to Brookfield Asset Management Inc. and its subsidiaries (other than the company, the partnership and their respective subsidiaries), as more fully described in the prospectus contained herein.

(2)	There is currently no market for the exchangeable shares. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Represents up to 74,000,000 units to be issued from time to time upon exchange, redemption or acquisition of exchangeable shares (including upon liquidation, dissolution, or winding up of the company) following the special distribution as described in the prospectus filed as part of this registration statement. The number of units represents a good-faith estimate of the maximum number of units to be issued upon exchange, redemption or acquisition of exchangeable shares (including upon liquidation, dissolution, or winding up of the company). Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(4)	Represents up to 74,000,000 units to be delivered by the selling unitholder upon exchange of exchangeable shares following the special distribution as described in the prospectus filed as part of this registration statement. The number of units represents a good-faith estimate of the maximum number of units to be delivered upon exchange of exchangeable shares. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional units as may be deliverable as a result of stock splits, stock dividends or similar transactions.

(5)	No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.

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